UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 16, 2005

STARTEK, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE	1-12793	84-1370538

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Garfield Street, Denver, Colorado 80206

(Address of principal executive offices; zip code)

Registrant’s telephone number, including area code: (303) 399-2400

(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
On December 16, 2005, StarTek Inc. completed the sale of its Supply Chain Management Services platform to Tennessee-based DPL Corporation Southeast (DPL). The Supply Chain Management Services platform was reported as held for sale in StarTek, Inc.'s third quarter Form 10-Q and in the related Form 8-K and press release. In connection with the transaction, StarTek sold all of the inventory, prepaid assets, property, plant and equipment of its Supply Chain Management Services platform to DPL, a third party, for $5.75 million. StarTek, Inc. received approximately $4.7 million in cash after certain adjustments at closing, in addition to a 5-year, $740 thousand note. The terms of the note call for DPL to make quarterly interest payments to StarTek, Inc. at a fixed rate of 7% quarterly for the first two years of the note. Thereafter, DPL must pay StarTek, Inc. interest plus set principal amounts, per the terms of the note, with the entire balance due on or before December 16, 2010. There is no penalty for early repayment.
As of the closing date, DPL assumed the management and operations of the Supply Chain Management Services platform in its entirety, including all related customer and ve;ndor contracts as well as the management of all former StarTek, Inc. employees who were dedicated to the Supply Chain Management Services platform.
Item 9.01. Financial Statements and Exhibits
(c) Exhibits
10.70 Personal Property Purchase Agreement between StarTek USA, Inc. and DPL Corporation Southeast
10.71 Real Property Purchase Agreement between StarTek USA, Inc. and DPL Corporation Southeast
10.72 Promissory Note between StarTek USA, Inc. and DPL Corporation Southeast
SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STARTEK, INC.
Date: December 21, 2005	By:	/s/ Rodd E. Granger
Rodd E. Granger
Executive Vice President and Chief Financial Officer

Exhibit Index
10.70 Personal Property Purchase Agreement between StarTek USA, Inc. and DPL Corporation Southeast
10.71 Real Property Purchase Agreement between StarTek USA, Inc. and DPL Corporation Southeast
10.72 Promissory Note between StarTek USA, Inc. and DPL Corporation Southeast